Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 31, 2015 with respect to the consolidated financial statements and internal control over financial reporting of PMFG, Inc. and subsidiaries incorporated by reference in this Current Report of CECO Environmental Corp. on Form 8-K. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CECO Environmental Corp. on Forms S-3 (File No. 333-130294, File No. 333-142052, and File No. 333-183275), on Forms S-8 (File No. 333-33270, File No. 333-143527, File No. 333-159948, File No. 333-200000, and File No. 333-206743), and on Forms S-4 (File No. 333-204816 and File No. 333-188797).

/s/ GRANT THORNTON LLP

Dallas, Texas

November 17, 2015